Exhibit 4.44

Our ref:	P/KQKQH/01787/06 & P/KQK QH/00129107

Date:  9 February 2007

Hua Yang Printing Holdings Co., Limited
Flat B, 25/F, Block I
Tai Ping Industrial Centre
No 57 Ting Kok Road
Tai Po, New Territories

Dear Sirs:

Banking Facilities: Hua Yang Printing Holdings Co., Limited (“Borrower”)

We, DBS Bank (Hong Kong) Limited (“Bank”), refer to our letter dated 7 March 2003 setting out the facilities made available to you as varied by our letters dated 27 October 2003, 1 March 2004, 10 January 2006, 27 January 2006 and 24 August 2006 (“the Existing Facility Letters”).

We are pleased to confirm that all the terms under the Existing Facility Letters shall remain unchanged except the following variations until further notice:

Facilities:

Facility I is amended and replaced as follows:

1.	Letter of Credit (I) and Trust Receipt (I) and Account Payable Financing - USD2,000,000.

Letter of Credit (I)
For issuance of letter of credit with a maximum validity of 6 months at sight or usance up to 120 days.

Letter of Credit (Carco Receipt) (I)
For issuance of letter of credit calling for cargo receipt with a maximum validity of 6 months at sight or usance up to 120 days.

Trust Receipt (I)
Trust receipt under letter of credit is allowed up to 120 days.

Total tenor of each acceptance bills and trust receipt financing shall not exceed 120 days.

Interest
Standard Bills Rate quoted by the Bank from time to time.

Account Payable Financing
Trust receipt against original or copy of supplier’s invoice duly certified as a true copy by the Borrower. Payment under this Facility shall be made directly to the relevant supplier.

The maximum financing period for each invoice shall be 120 days, less:

(1)	supplier’s credit period (if any); and

(2)	in case payment is made to the supplier after the payment due date, the period already lapsed.

Interest
Standard Bills Rate quoted by the Bank from time to time.

Note:
Beneficiaries of letters of credit calling for cargo receipt and suppliers of Account Payable Financing and each of its individual limits are each subject to the Bank’s prior written approval on case by case basis (if so required by the Bank). The Bank may from time to time carry out at the Borrower’s expense updated searches of the beneficiaries of letters of credit calling for cargo receipt and suppliers of Account Payable Financing. All related costs and fees may be debited to the Borrower’s account.

4.	Domestic and Export Factoring - HKD30,000,000.-

Export Factoring - HKD30,000,000.-

Domestic Factoring - HKD13,000.000.

Note (2) under Facility 4 is amended to read as follows:

(2)	All proceeds from this Facility should be used to settle Trust Receipt outstanding of the Borrower with the Bank, if any, before they can be credited into the Borrower account.

Conditions Precedent:

In addition to the existing documentation, the completion and delivery of the appropriate supporting board minutes and/or shareholders’ resolutions, and the following documentation, items and evidence in form and substance satisfactory to the Bank will also be required:

(j)	the Bank’s standard form all monies Deed of Fixed Charge on the Borrower’s present and future book debts for specific debtors stipulated by the Bank duly executed by the Borrower;

(k)	a standby letter of credit in the form acceptable to the Bank issued by UBS AG, Singapore Branch for USD2,000,000.-.

A review fee of HKD20,000.- will be payable upon our receipt of your acceptance of this Letter.

Please sign the enclosed copy of this Letter and return it to the Bank for the attention of Mr Lester Chan, within one month from the date of this Letter, otherwise the offer will lapse at the discretion of the Bank.

We enclose a set of documents which should also be completed and returned to the Bank. If you have any queries, please contact our Mr. Lester Chan, whose telephone number is 3122-7812.

We are pleased to be of service to you.

Signed for and on behalf of
DBS Bank (Hong Kong) Limited
by.

/s/ Li Wai Man Weiman

Anthorised Signature

WL/rc
Encl.

We agree to the terms of this Letter.

Signed for and on behalf of
Hua Yang Printing Holdings Co., Limited

/s/ KEVIN MURPHY	/s/ JEFF HSIEH